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                                Exhibit 23.2

                      Consent of Deloitte & Touche LLP

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                                                                    EXHIBIT 23.2


CONSENT OF INDEPENDENT AUDITORS
-------------------------------

The Board of Directors
First Federal Bancshares of Arkansas, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of First Federal Bancshares of Arkansas, Inc., of our report dated February 15, 1997, relating to the consolidated statements of financial condition of First Federal Bancshares of Arkansas, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, which report is incorporated by reference in the December 31, 1996 annual report on Form 10-K of First Federal Bancshares of Arkansas, Inc.



/S/ DELOITTE & TOUCHE LLP


Little Rock, Arkansas
July 29, 1997